SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

The MONY Group Inc. issued the following advertisement in the Wall Street Journal on February 10, 2004.

The MONY Group Inc. 1740 Broadway New York, NY 10019 www.mony.com

ATTENTION MONY STOCKHOLDERS

RECEIVE $31.00 PER SHARE IN CASH …OR TAKE “A LEAP OF FAITH”

A handful of MONY’s stockholders, including Southeastern Asset Management and Highfields Capital, have argued that, one day, MONY might be worth more than AXA Financial’s $31.00 per share cash merger proposal. However, when asked to publicly explain specifically how this could happen, the response was as follows:

“I wish I could answer that in more detail but we are just not far enough down that road....

    Maybe that seems like a leap of faith to not get a specific plan....”

(G. Staley Cates, Southeastern Asset Management,
February 4, 2004)

The fact is that Southeastern and Highfields have not presented any concrete plan to create additional value for MONY’s stockholders or any credible alternative to AXA’s $31.00 per share cash merger proposal. Without the merger, Wall Street analysts who follow MONY have predicted that the value of your shares could decline, based on potential ratings downgrades and other factors. Even Southeastern agrees that, if the merger is not approved, the market price of MONY’s shares “could” drop. (Letter to MONY shareholders from G. Staley Cates and O. Mason Hawkins, February 4, 2004)

Ask Yourself…

Would you rather receive $31.00 per share in cash or take “a leap of faith” with a handful of disgruntled investors, including a Wall Street “hedge fund,” who, without presenting a concrete plan, are asking you to take a chance that you might receive more than $31.00 at some indeterminate point in the future?

Then...Do What’s Best for You.

Having carefully considered various strategic options, MONY’s Board of Directors has unanimously approved a realistic plan to provide full and fair value to stockholders – AXA Financial’s $31.00 per share cash merger proposal. Wall Street stock analysts who follow MONY agree – $31.00 per share is full value. Even Richard Grubman of Highfields admits, “This company…at this juncture, might be worth [$31.00 per share].” (Richard L. Grubman, Highfields Capital, February 6, 2004)

DON’T TAKE A LEAP OF FAITH.

Southeastern and Highfields

have presented NO CONCRETE PLAN to create

greater value for MONY’s stockholders.

RECEIVE $31.00 PER SHARE IN CASH

VOTE “FOR” THE MONY/AXA FINANCIAL MERGER

On the WHITE Proxy Card Today

If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting MONY, toll-free at 1-800-488-8075. Important Legal Information: MONY has filed a definitive proxy statement and intends to file other documents regarding the proposed acquisition of MONY by AXA Financial with the Securities and Exchange Commission (the “SEC”). Before making any voting or investment decisions, investors and security holders of MONY are urged to read the proxy statement regarding the acquisition, carefully in its entirety, because it contains important information about the proposed transaction. A definitive proxy statement has been sent to the stockholders of MONY seeking their approval of the transaction. Investors and security holders may obtain free copies of the definitive proxy statement, and other documents filed with, or furnished to, the SEC by AXA Financial and MONY at the SEC’s website at www.sec.gov. The definitive proxy statement and other documents may also be obtained for free from MONY and AXA Financial by writing to Shareholder Services, MONY, 1740 Broadway, New York, NY 10019; Attn. John MacLane (jmaclane@mony.com), or to AXA Financial, 1290 Avenue of the Americas, New York, NY 10104, Attn. Robert Walsh (Robert.Walsh@axa-financial.com).